                                                                      EXHIBIT 4A


                     Anchor National Life Insurance Company
                  A STOCK COMPANY -- LOS ANGELES, CALIFORNIA


CERTIFICATE NUMBER

PARTICIPANT


         EXECUTIVE OFFICE                   ANNUITY SERVICE CENTER
         11601 WILSHIRE BOULEVARD           P.O. BOX 54299
         LOS ANGELES, CA 90025              LOS ANGELES, CA  90054-0299


ANCHOR NATIONAL LIFE INSURANCE COMPANY (the "Company" or "Anchor National") agrees to provide benefits to the Participant in the Group Contract, subject to the provisions set forth in this Contract and in consideration of the Participant's Enrollment Form and Purchase Payments We receive.

This Contract is evidence of coverage under the Group Contract if a Participant Enrollment Form is attached. The coverage will begin as of the Certificate Date, shown on the Certificate Data Page.

The value of amounts allocated to the Separate Account during the accumulation and annuity periods is not guaranteed, and will increase or decrease based upon the investment experience of the Fund underlying the Separate Account.

TEN DAY RIGHT TO EXAMINE CERTIFICATE - You may return this Certificate to our Annuity Service Center within 10 days after you receive it. The Company will refund the Contract Value for the valuation period in which the Certificate is received. Upon such refund, the Certificate shall be void.

                  THIS IS A LEGAL CONTRACT.  READ IT CAREFULLY.



         /s/ SUSAN L. HARRIS                /s/ ROBERT P. SALTZMAN
         ---------------------              ----------------------
         Susan L. Harris                    Robert P. Saltzman
         Secretary                          President


                          ALLOCATED FIXED AND VARIABLE
                            GROUP ANNUITY CERTIFICATE

                           Non-Participating


A-7019-CRT

                                TABLE OF CONTENTS



Contract Data Page                                   Page 3

Definitions                                          Page 5

General Provisions                                   Page 7
         Conformity With State Laws; Changes in Law; Assignment; Misstatement of Age or Sex; Written Notice; Proof of Age, Sex or Survival;
Non-Participating; Periodic Reports; Premium Taxes; Change of Annuitant; Deferment of Payments; Suspension of Payments; Purchase Payments;
Substitution of Fund; Separate Account

Accumulation Provisions                               Page 9

         Separate Account Accumulation Value; Number of Accumulation Units; Accumulation Unit Value (AUV); Fixed Account Accumulation Value; Fixed Account Guarantee Period Options; Market Value Adjustment

Charges and Deductions                               Page 11
         Contract Administration Charge; Contingent Deferred Sales Charge; Expense Risk Charge; Distribution Expense Charge; Mortality Risk Charge; Guaranteed Death Benefit Risk Charge; Market Value Adjustment

Transfer Provision                                   Page 12
         Transfers of Accumulation Units Between Variable Accounts; Transfers of Accumulation Units To and From the Fixed Account

Withdrawal Provision                                 Page 13
         Contingent Deferred Sales Charge

Death Benefit Provision                              Page 15
         Proof of Death; Amount of Death Benefit; Beneficiary; Death of Participant

Annuity Provisions                                   Page 17
         Payments to Participant; Fixed Annuity Payments; Amount of Fixed Annuity Payments; Amount of Variable Annuity Payments

Annuity Options                                      Page 19

                              CERTIFICATE DATA PAGE


Certificate Number:                         Annuity Service Center
A2222222222                                 P.O. BOX 54299
                                            LOS ANGELES, CA 90054-0299

Participant:
 JOHN DOE

Annuitant:
 JOHN DOE

Beneficiary:
  JANE DOE

Annuity Date:                               Date of Issue:
JANUARY 01, 2012                            JANUARY 01, 1997

Age at Issue:                               First Purchase Payment
                                            $100,000.00

Maximum Age at Maturity:
85

Funds:                                      Fixed Account-
SUNAMERICA SERIES TRUST                     Subsequent Guarantee Rate:
ANCHOR SERIES TRUST                         (3.0%)

Annual Contract Administration Charge:
$35.00

Separate Account:

MARKET VALUE ADJUSTMENT
All payments and values based on the Fixed Account are subject to a Market Value Adjustment formula, the operation of which may result in upward and downward adjustments in amounts payable. The Market Value Adjustment formula will not be applied for:
(1) the payment of the Death Benefit,
(2) the amounts withdrawn to pay fees or charges, nor
(3) amounts withdrawn within 30 days after the end of the Guarantee Period.

                           PURCHASE PAYMENT ALLOCATION

                        Variable Separate Account Options


                             Fixed Account Options


                                    Guarantee
                                     Period

                       50.000%     1 Year Fixed      3.0
                        0.00%      3 Year Fixed
                        0.00%      5 Year Fixed
                        0.00%      7 Year Fixed
                        0.00%     10 Year Fixed

                            Variable Account Options
                            ------------------------


          SunAmerica                   Anchor
          Series Trust                 Series Trust

     0.00%  Cash Management        0.00%  Government & Quality Bond
     0.00%  Corporate Bond         0.00%  Growth
     0.00%  Global Bond           50.00%  Natural Resource
     0.00%  High-Yield Bond        0.00%  Capital Appreciation
     0.00%  Worldwide High Income
     0.00%  SunAmerica Balanced
     0.00%  Balanced/Phoenix
              Investment Counsel
     0.00%  Asset Allocation
     0.00%  Utility
     0.00%  Growth-Income
     0.00%  Federated Value
     0.00%  Venture Value
     0.00%  "Dogs" of Wall Street
     0.00%  Alliance Growth
     0.00%  Growth/Phoenix
              Investment Counsel
     0.00%  Putnam Growth
     0.00%  Real Estate
     0.00%  Aggressive Growth
     0.00%  International Growth
              and Income
     0.00%  Global Equities
     0.00%  International Diversified
              Equities
     0.00%  Emerging Markets

                                   DEFINITIONS


ACCUMULATION UNIT
A unit of measurement used to compute the Contract Value in a Variable Account prior to the Annuity Date.

ANNUITY SERVICE CENTER As specified on the Certificate Data Page.

ANNUITANT
The natural person on whose life the annuity benefit for the Certificate is based.

ANNUITY DATE
The date on which annuity payments to a Participant are to start. The latest possible Annuity Date will be set by Us.

ANNUITY UNIT
A unit of measurement used to compute annuity payments in a Separate Account.

CERTIFICATE
This form which described Your interest in the Group Contract.

CERTIFICATE DATE
The date Your Certificate is issued, shown on the Certificate Date Page.

CONTRACT HOLDER
The individual or entity who has applied for the Group Contract on behalf of the Participants.

CONTRACT VALUE
The sum of Your share of the Variable Accounts' Accumulation Values and Fixed Account Accumulation Values.

CONTRACT YEAR
A year starting from the Certificate Date in one calendar year and ending on the Certificate Date in the succeeding calendar year.

CURRENT INTEREST RATE
The sum of the Subsequent Guarantee Rate and the Excess Interest Rate declared by Us for any Guarantee Period.

DEFERRED ANNUITY
An annuity Contract under which the start of annuity payments is deferred to a future date.

EXCESS INTEREST RATE
A rate of interest declared by Us in excess of the Subsequent Guarantee Rate for any Guarantee Period.

FIXED ACCOUNT
Amounts allocated to the Fixed Account under the Certificate are allocated to and made a part of the general account assets of the Company. Amounts allocated to the Fixed Account for any Guaranteed Period will be credited with interest at the Subsequent Guarantee Rate, and in addition, an Excess Interest Rate which We may declare at Our discretion.

FIXED ANNUITY
A series of periodic payments for the benefit of a Participant of predetermined amounts that do not vary with investment experience. Such payments are made out of the general account of the Company.

FUND
A collective term used to represent an investment entity, which may be selected by the Participant to be an underlying investment of the Participant's Certificate.

GUARANTEE PERIOD
The period for which the Current Interest Rate is credited.

IRC
The Internal Revenue Code of 1986, as amended, as the same may be amended or superceded.

PARTICIPANT
The person named in a Certificate who is entitled to exercise all rights and privileges of ownership under a Certificate.

PAYEE
Any person receiving payment of annuity benefits under this Certificate during the Annuity Period.

PURCHASE PAYMENTS
Payments made by or on behalf of the Participant to the Company for the Certificate.

SEPARATE ACCOUNT
A segregated asset account named on the Certificate Data Page, established by the Company in accordance with California law. The Separate Account consists of several Variable Accounts, each investing in a separate Series of the Fund. The Prospectus should be read for complete details regarding Separate Account contracts.

SERIES
A separate investment portfolio of a Fund which has distinct investment objectives. Each Series serves as an underlying investment medium for Purchase Payments and allocations made to one of the Variable Accounts of the Separate Account.

SUBSEQUENT GUARANTEE RATE
The rate of interest established by the Company for the applicable subsequent Guarantee Period, but in no event less than the rate specified on the Certificate Data Page.

VALUATION PERIOD
The period beginning at the close of business of the New York Stock Exchange on each day that the New York Stock Exchange is open for business and ending at the close of the next succeeding business day of the New York Stock Exchange.

VARIABLE ACCOUNT
A division of the Separate Account, the assets of which consist of a specified Series of a Fund. The available Variable Accounts are shown on the Certificate Data Page.

VARIABLE ANNUITY
A series of periodic payments which vary in amount according to the investment experience of a Variable Account.

WE, OUR, US, THE COMPANY
Anchor National Life Insurance Company.

YOU, YOUR
The Participant.

                               GENERAL PROVISIONS


CONFORMITY WITH STATE LAWS
This Certificate will be interpreted under the law of the state in which it is delivered. Any provision which, on the Certificate Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law. A detailed statement of how We calculate the values in this Certificate has been filed with the insurance department where the Certificate was delivered. These values are at least as great as those required by law.

CHANGES IN LAW
If laws governing this Certificate or the taxation of benefits under the Group Contract change, We will amend the Group Contract and this Certificate to comply with these changes.

ASSIGNMENT
The Participant may assign this Certificate before the Annuity Date, but We will not be bound by an assignment unless it is in writing and We have received it. Participant's rights and those of any other person referred to in this Certificate will be subject to the assignment. We assume no responsibility for the validity or tax consequences of any assignment.

MISSTATEMENT OF AGE OR SEX
If the age or sex of any Annuitant has been misstated, future payments will be adjusted using the correct age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the Fixed Account, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the Fixed Account, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Variable Accounts will be deducted from the next payment(s) due. Any underpayment from the Variable Accounts will be paid in full with the next payment due.

WRITTEN NOTICE
Any notice We send to the Participant will be sent to Participant's address shown in the Participant Enrollment Form unless the Participant requests otherwise. Any written request or notice to Us must be sent to our Annuity Service Center, as specified on the Certificate Data Page.

PROOF OF AGE, SEX OR SURVIVAL
The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Certificate depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

NON-PARTICIPATING
This Contract does not share in Our surplus.

PERIODIC REPORTS
The Company will furnish each Participant with a statement of the Variable and Fixed Account balances periodically.

PREMIUM TAXES
The Company may deduct from the Contract Value any premium or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

CHANGE OF ANNUITANT
Prior to the Annuity Date, the Participant may change the Annuitant. To be effective, such a change must be received by Us in a written form acceptable to Us.

DEFERMENT OF PAYMENTS
We may defer making payments from the Fixed Account for up to 6 months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Variable Accounts if any of the following occur:

(a)      The New York Stock Exchange is closed.
(b)      Trading on the New York Stock Exchange is restricted.
(c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets, or
(d) The Securities and Exchange Commission, by order, so permits for the protection of security holders.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

PURCHASE PAYMENTS
Purchase Payments are flexible. This means that You, subject to Company declared minimums and maximums, may change the amounts, frequency or timing of Purchase Payments. Purchase Payments may be allocated among one or more of the Fixed Account Options and one or more Variable Accounts of the Separate Account in accordance with instructions from You. We reserve the right to specify the minimum that may be allocated to a Variable Account under the Certificate.

SUBSTITUTION OF FUND
If the shares of any of the Funds or any Series of the Fund should no longer be available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the shares of a Fund is no longer appropriate in view of the purpose of the Contract, the Company may substitute shares of another mutual fund for Fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.

SEPARATE ACCOUNT
The Separate Account is a separate investment account of the Company. It is shown on the Contract Data Page. The assets of the Separate Account are the property of the Company. However, they are not chargeable with the liabilities arising out of any other business the Company may conduct. Each Variable Account is not chargeable with liabilities arising out of any other Variable Account.

                             ACCUMULATION PROVISIONS

SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Certificate shall be the sum of the values of the Accumulation Units held in the Variable Accounts for the Participant.

NUMBER OF ACCUMULATION UNITS
For each Variable Account, the number of Accumulation Units is the sum of:

Each Purchase Payment and transfer allocated to the Variable Account, reduced by applicable premium taxes, if any:

Divided by

The Accumulation Unit Value for that Variable Account as of the Valuation Period in which the Purchase Payment or transfer amount is received.

The number of Accumulation Units will be adjusted for withdrawals, annuitizations, transfers, and charges. Adjustments will be made as of the Valuation Period in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)
The AUV of a Variable Account for any Valuation Period is calculated by subtracting (2) from (1) and dividing the result by (3) where:

         (1) is the total value at the end of the given Valuation Period of the assets attributable to the Accumulation Units of the Variable Account minus the total liabilities;
         (2) is the cumulative unpaid charge for assumption of mortality, expense distribution expense and guaranteed death benefit expense risks (See CHARGES AND DEDUCTIONS);
         (3) is the number of Accumulation Units outstanding at the end of the given Valuation Period.

FIXED ACCOUNT ACCUMULATION VALUE
The Fixed Account Accumulation Value under a Certificate shall be the sum of all monies allocated or transferred to the Fixed Account, reduced by any applicable premium taxes, plus all interest credited on the Fixed Account during the period that the Certificate has been in effect. This amount shall be adjusted for withdrawals, annuitizations, transfers, and charges.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS
For any amounts allocated to the Fixed Account, the Participant will select the duration of the Guarantee Period(s) from those listed on the Certificate Data Page. Such amounts will earn interest at the Current Interest Rate for the chosen duration, compounded annually during the entire Guarantee Period. In no event will the Current Interest Rate be less than the Subsequent Guarantee Rate specified on the Certificate Data Page.

You may allocate Purchase Payments, or make transfers from the Variable Account Options, to the Fixed Account at any time prior to the latest Annuity Date. However, no Guarantee Period other than one year may be chosen which extends beyond the latest Annuity Date. For thirty (30) days following the date of expiration of the current Guarantee Period, You may renew for the same or any other Guarantee Period at the then Current Interest Rate or may transfer all or a portion of the amount to the Variable Accounts. Transfers from the Fixed Account may take place thirty (30) days following the end of a Guarantee Period without being subject to Market Value Adjustment (MVA). If the Participant does not specify a Guarantee Period at the time of renewal, We will select the same Guarantee Period as has just expired, so long as such Guarantee Period does not extend beyond the latest Annuity Date. If such Guarantee Period does extend beyond the latest Annuity Date, We will choose the longest period that will not extend beyond such date. If a renewal occurs within one year of the latest Annuity Date We will credit interest up to the latest Annuity Date at the then Current Interest Rate for the one year Guarantee Period.

MARKET VALUE ADJUSTMENT
Except on the latest Annuity Date of the chosen Guarantee Period, any amount withdrawn, transferred or annuitized prior to the end of that Guarantee Period may be subject to a MVA. The MVA will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:


                    {(1+I)/(1+J+0.005)} to the n/12-1 power


I= The interest rate currently in effect for that Guarantee Period.

J= The Current Interest Rate available for the Guarantee Period equal to the number of years (rounded up to an integer) remaining in the current Guarantee Period at the time of withdrawal, transfer or annuitization. In the determination of J, if the Company currently does not offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for the nearest two Guarantee Periods that are available.

N= The number of full months remaining in the current Guarantee Period at the time the withdrawal or annuitization request is processed.

There will be no Market Value Adjustment on withdrawals from the Fixed Account in the following situations: (1) Death Benefit paid upon death of the Participant; (2) amounts withdrawn to pay fees or charges; and (3) amounts withdrawn from the Fixed Account within thirty (30) days after the end of the Guarantee Period.

                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Certificate:

CONTRACT ADMINISTRATION CHARGE
The charge specified on the Certificate Data Page will be deducted on each Certificate anniversary that occurs on or prior to the Annuity Date. It will also be deducted when the Contract Value is withdrawn in full if withdrawal is not on a Certificate anniversary. We reserve the right to assess a charge on a class basis which is less than the charge specified on the Certificate Data Page.

CONTINGENT DEFERRED SALES CHARGE
This charge may be deducted upon withdrawal of the Contract Value, in whole or in part. See WITHDRAWAL PROVISIONS.

EXPENSE RISK CHARGE
On an annual basis this charge equals 0.35% of the average daily total net asset value of the Variable Accounts. This charge is to compensate Us for assuming the expense risks under the Certificate.

DISTRIBUTION EXPENSE CHARGE
On an annual basis this charge equals 0.15% of the average daily total net asset value of the Variable Account. This charge is to compensate Us for all distribution expenses associated with the Certificate.

MORTALITY RISK CHARGE
On an annual basis this charge equals 0.9% of the average daily total net asset value of the Variable Account. This charge is to compensate Us for assuming the mortality risks under the Certificate.

GUARANTEED DEATH BENEFIT RISK CHARGE
On an annual basis this charge equals 0.12% of the average daily total net asset value of the Variable Account. This charge is to compensate Us for the risk assumed as a result of contractual obligations to provide an enhanced minimum guaranteed Death Benefit prior to the Annuity Date.

MARKET VALUE ADJUSTMENT
See MARKET VALUE ADJUSTMENT section.

                               TRANSFER PROVISION

Prior to the Annuity Date, You may transfer all or part of Your Contract Value to any of the Variable Accounts or the Fixed Account, subject to certain restrictions.

We reserve the right to charge a fee for transfers if the number of transfers exceeds the limit specified by Us.

Transfers will be effected at the end of the Valuation Period in which We receive Your request for the transfer.

TRANSFERS OF ACCUMULATION UNITS BETWEEN VARIABLE ACCOUNTS

Both prior to and after the Annuity Date, You may transfer all or a portion of Your investment in one Variable Account to another Variable Account. A transfer will result in the purchase of Accumulation Units in a Variable Account and the redemption of Accumulation Units in the other Variable Account.

The minimum amount which can be transferred between Variable Accounts and the amount that can remain in the Variable Account is subject to Company limits.

TRANSFERS OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT

Both prior to and after the Annuity Date, You may transfer all or any part of the Contract Value from the Variable Account(s) to the Fixed Account of the Certificate. After the Annuity Date no transfers from the Fixed Account to the Variable Account are allowed. For transfers from the Fixed Account prior to the Annuity Date see ACCUMULATION PROVISIONS - FIXED ACCOUNT ACCUMULATION VALUE.

The amount transferred to the Fixed Account from a Variable Account will be equal to the annuity reserve for the Payee's interest in that Variable Account. The annuity reserve is the product of (a) multiplied by (b) multiplied by (c), where

         (a) is the number of Annuity Units representing the Participant's interest in the Variable Account;
         (b)      is the Annuity Unit Value for the Variable Account; and
         (c) is the present value of $1.00 per payment period as of the age of the Annuitant at the time of transfer for the Annuity Option, determined using the 1983a Annuity Mortality Tables with interest at 3.5% per year.

Amounts transferred to the Fixed Account will be applied under the Annuity Option at the age of the Annuitant at the time of the transfer. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period preceding the effective date of the transfer.

                              WITHDRAWAL PROVISION

Prior to the Annuity Date while the Annuitant is living, You may withdraw all or part of the Contract Value amounts under this Certificate by informing Us at Our Annuity Service Center. For full withdrawal, this Certificate must be returned to Our Annuity Service Center.

Absent written notification to the contrary, withdrawals and any applicable charge will be deducted from the Contract Value in proportion to its allocation among the Fixed Account and the Variable Accounts. Withdrawals will be based on values at the end of the Valuation Period in which the request for withdrawal and the Certificate (in the case of a full withdrawal), are received at the Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven days. Market Value Adjustment may be applied to withdrawals.

CONTINGENT DEFERRED SALES CHARGE
Withdrawal of all or part of the Contract Value may be subject to a Contingent Deferred Sales Charge (CDSC). However, no CDSC is made on an amount withdrawn which is considered to be a withdrawal of earnings.

In addition, for the first withdrawal of a Contract Year, no Contingent Deferred Sales Charge is applied to such part of the withdrawal which does not exceed the larger of (a) earnings in the Certificate or (b) the Free Corridor. The Free Corridor is equal to 10% of the sum of Purchase Payments made more than one year prior to the date of withdrawal, are still subject to CDSC, and are not yet withdrawn. The portion of a free withdrawal, which exceeds the sum of earnings attributable to the Participant and premiums which are both no longer subject to CDSC and not yet withdrawn, is assumed to be a withdrawal against future earnings. We reserve the right to allow the Free Corridor to include all Purchase Payments still subject to CDSC which are not yet withdrawn. If this is done, it will apply to all Participants and Participants will be notified of such change.

For the purpose of determining the CDSC, a withdrawal will be attributed to amounts in the following order: (1) earnings in the Certificate, (2) Purchase Payments which are both no longer subject to CDSC and are not yet withdrawn, and
(3) Purchase Payments subject to CDSC. Purchase Payments, when withdrawn, are assumed to be withdrawn on a first-in first-out (FIFO) basis. The charge applied to any withdrawal subject to CDSC will depend on the age of the Purchase Payments to which the withdrawal is attributed.


         Number of Full Contract Years Elapsed                Contingent
         Between Contract Year of Withdrawal                  Deferred
         and Contract Year of Purchase Payment                Sales Charge
         ========================================             ===============

         0                                                    7%
         1                                                    6%
         2                                                    5%
         3                                                    4%
         4                                                    3%
         5                                                    2%
         6                                                    1%
         7+                                                   0%

The CDSC will be assessed against the Variable Accounts and the Fixed Account in the same proportion as the remaining Contract Value is allocated unless the allocation is specified by the Participant. If the remaining Contract Value is insufficient to cover the Contingent Deferred Sales Charge, any remaining balance will be deducted from the dollar amount requested.

In addition to a CDSC, a withdrawal from the Fixed Account may also incur a Market Value Adjustment. See ACCUMULATION PROVISIONS - MARKET VALUE ADJUSTMENT for further details.

                             DEATH BENEFIT PROVISION

We will pay a Death Benefit to the Beneficiary upon Our receiving due proof that the Participant died prior to the Annuity Date. The Beneficiary may elect to receive a single sum distribution or to receive annuity payments. If a single sum payment is requested, payment will be in accordance with any applicable laws and regulations governing payments on death. If an Annuity Option is desired, an Option must be elected within 60 days of Our receipt of due proof of the Participant's death at our Annuity Service Center; otherwise a single sum payment will be made at the end of such 60 day period. Funds will remain allocated pursuant to the last allocation and instructions in effect at the Participant's death until Our Annuity Service Center receives new written instructions.

PROOF OF DEATH Due Proof of Death means:

1.       a copy of a certified death certificate; OR
2. a copy of a certified decree of a court of competent jurisdiction as to the finding of death; OR
3. a written statement by a medical doctor who attended the deceased Participant at the time of death; OR
4.       any other proof satisfactory to Us.

AMOUNT OF DEATH BENEFIT
The amount of the Death Benefit is equal to the greater of:

1. the Contract Value at the end of the Valuation Period during which We receive at Our Annuity Service Center due proof of the Participant's death and an election of the type of payment to be made; OR
2. the total amount of Purchase Payments compounded at 4% interest, minus the sum of (a) the total amount of partial withdrawals and partial annuitizations compounded at 4% interest, and
         (b)      premium taxes incurred, compounded at 4%; OR
3. After the seventh Contract Year, the Contract Value at the seventh Certificate Anniversary compounded at 4% interest, plus (a) any Purchase Payments since the seventh anniversary, compounded at 4% minus the sum of
         (b) the total amount of partial withdrawals and partial annuitizations since the seventh anniversary, compounded at 4%, and
         (c) premium taxes incurred since the seventh anniversary, compounded at 4%.

If the Participant was age 70 or older on the date of issue, both (2) and (3) above will be compounded at 3%, rather than 4%. If the Death Benefit is paid on the death of a Participant who was not originally named in the application and was age 70 or older on the date of issue, both (2) and (3) above will be compounded at 3% rather than 4%.

BENEFICIARY
The Beneficiary is as stated in the Participant Enrollment Form unless later changed by the Participant. If two or more persons are named, those surviving the Participant will share equally unless otherwise stated. If the Annuitant survives the Participant, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary. If the Participant is also the Annuitant and there are no surviving Beneficiaries at the death of the Participant, the Death Benefit will be paid to the estate of the Participant.

While the Participant is living and before the Annuity Date, the Participant may change the Beneficiary by written notice in a form satisfactory to Us. The change will take effect on the date We receive the notice.

DEATH OF PARTICIPANT
If the Participant dies before the Annuity Date, the Beneficiary will have the following options;

1.       Collect the Death Benefit in a lump sum payment; OR
2. Collect the Death Benefit in the form of one of the Annuity Options. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. This option must be selected and payments commence within one year after Participant's death, OR
3. Receive the entire Contract Value adjusted for Contingent Deferred Sales Charge and Market Value Adjustment, if applicable, within 5 years of the date of death of the Participant, OR
4. If the Beneficiary is the Participant's spouse, the Beneficiary may continue the Contract in force.

If there is no surviving Beneficiary, the Death Benefit will be paid in a lump sum to the Participant's estate. If there is more than one surviving Beneficiary, the Beneficiaries must choose to receive their respective portions of the Death Benefit according to either (1), (2) or (3) above.

                               ANNUITY PROVISIONS


PAYMENTS TO PARTICIPANT
Unless otherwise requested by the Participant, the Company will make annuity payments to the Participant. If the Participant wants the annuity payments to be made to some other Payee, We will make such payments subject to the following:

(a)      A written request must be filed at the Annuity Service Center.
(b) Such request must be filed not later than thirty (30) days before the due date of the first annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITY PAYMENTS
To the extent a fixed Annuity Option has been elected, the proceeds payable under this Certificate less any applicable premium taxes, shall be applied to the payment of the Annuity Option elected at whichever of the following is more favorable to the Payee: (a) the annuity rates based upon the applicable tables in the Certificate; or (b) the then current rates provided by the Company on Contracts of this type on the Annuity Date. In no event will the fixed annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS
The amount of each Fixed Annuity payment will be determined by applying the portion of the Contract Value allocated to Fixed Annuity Payments less any applicable premium taxes, charges and the MVA to the annuity table applicable to the Annuity Option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS

(a) FIRST VARIABLE PAYMENT: The dollar amount of the first monthly annuity payment will be determined by applying the portion of the Contract Value allocated to Variable Annuity Payments, less any applicable Premium Taxes, to the annuity table applicable to the Annuity Option chosen. If more than one Variable Account has been selected, the value of the Participant's interest in each Variable Account is applied separately to the annuity table to determine the amount of the first annuity payment attributable to the Variable Account.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Account is the amount of the first annuity payment attributable to that Variable Account divided by the value of the applicable Annuity Unit for that Variable Account as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The initial value of an Annuity Unit of each Variable Account was arbitrarily set at $10 when the Variable Accounts were established. The value may increase or decrease from one Valuation Period to the next. For any Valuation Period, the value of an Annuity Unit of a particular Variable Account is the value of that Annuity Unit during the last Valuation Period, multiplied by the Net Investment Factor for that Variable Account for the current Valuation Period.

The Net Investment Factor for any Variable Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

         (a)      is the net result of:

                  (1) the net asset value of a Series of the Fund share held in the Variable Account determined as of the end of the Valuation Period, plus
                  (2) the per share amount of any dividend or other distribution declared by the Series of the Fund on the shares held in the Variable Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus
                  (3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Variable Account (no federal income taxes are applicable under present law)

         (b) is the net asset value of a Series of the Fund share held in the Variable Account determined as of the end of the preceding Valuation Period; and

         (c) is the asset charge factor determined by the Company for the Valuation Period to reflect the Expense Risk Charge, Distribution Expense Charge, Mortality Risk Charge, and Guaranteed Death Benefit Risk Charge.

         The result is then multiplied by a factor that neutralizes the Assumed Investment Rate.

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Variable Accounts. The amount may change from month to month. The amount of each subsequent payment is the sum of:

The number of Annuity Units for each Variable Account as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Variable Account at the end of the Valuation Period immediately preceding in which payment is due.

The Company guarantees that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.

                                 ANNUITY OPTIONS

Upon written election filed with the Company at its Annuity Service Center, all or part of the Contract Value may be applied to provide one of the following options or any Annuity Option that is mutually agreeable. The portion of the Contract Value which is in the Fixed Account immediately prior to the Annuity Date, applied to an annuity may be subject to a Market Value Adjustment. See ACCUMULATION PROVISIONS - MARKET VALUE ADJUSTMENT for further details.

OPTION 1 - LIFE ANNUITY, LIFETIME MONTHLY PAYMENTS GUARANTEED
Monthly payments payable to the Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant and there is no provision for a Death Benefit payable to the Beneficiary.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY
Monthly payments payable to the Payee during the joint lifetime of the Annuitant and a designated second person and during the lifetime of the survivor.

If a reduced payment to the survivor is desired, Variable Annuity payments, will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited to the Certificate. Fixed monthly payments, will be equal to either one-half or two-thirds of the fixed monthly payment payable during the joint lifetime of the Annuitant and the designated second person.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY - 120 MONTHLY PAYMENTS GUARANTEED Monthly payments payable to the Payee during the joint lifetime of the Annuitant and designated second person and continuing during the remaining lifetime of the survivor, with the guarantee that if, at the death of the survivor, payments have been made for less than 120 monthly periods, any remaining guaranteed annuity payments will be continued to the Beneficiary named on the Annuity Option Selection Form. In the event of death of the Annuitant and the designated second person under this option, the Certificate provides that in certain circumstances, the discounted value of the remaining guaranteed annuity payments, if any, will be calculated and paid in one sum.

OPTION 4 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
An annuity payable monthly to the Payee during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for less than the 120 or 240 monthly periods, as selected, payments will be made in the same manner as provided under OPTION 3 above. In the event of death of the Annuitant under this option, the Certificate provides that in certain circumstances, the discounted value of the remaining payments, if any, will be calculated and paid in one sum.

OPTION 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Fixed monthly payments payable to the Payee for any specified period of time (three (3) years or more, but not exceeding thirty (30) years), as elected. The election must be made for full twelve month periods. In the event of death of the Payee under this option, the Certificate provides that in certain circumstances, the discounted value of the remaining payments, if any, will be calculated and paid in one sum.

BASIS OF COMPUTATION
The actuarial basis for the Table of Guaranteed Annuity Rates is the 1983a Annuity Mortality Table, without projection with interest at 3.5%. The Table of Guaranteed Annuity Rates does not include any applicable premium tax.

                        OPTIONS 1 & 4 - TABLE OF MONTHLY
                             INSTALLMENTS PER $1,000
  (Monthly installments for ages not shown will be furnished upon request.)


         Option 1                   Option 4                  Option 4
                                    Life Annuity              Life Annuity
Age of                              (w/120 payments           (w/240 payments
Payee    Life Annuity               guaranteed)               guaranteed)

         Male     Female            Male    Female            Male     Female
55       4.99     4.54              4.91    4.51              4.66     4.38
56       5.09     4.62              5.00    4.58              4.72     4.44
57       5.20     4.71              5.10    4.66              4.78     4.51
58       5.32     4.80              5.20    4.75              4.85     4.57
59       5.44     4.90              5.31    4.84              4.91     4.64
60       5.57     5.00              5.42    4.93              4.97     4.70
61       5.71     5.11              5.54    5.03              5.04     4.77
62       5.86     5.23              5.67    5.14              5.10     4.84
63       6.02     5.36              5.80    5.25              5.16     4.91
64       6.20     5.49              5.94    5.37              5.22     4.98
65       6.38     5.64              6.08    5.50              5.28     5.05
66       6.58     5.79              6.23    5.63              5.33     5.12
67       6.79     5.95              6.38    5.77              5.38     5.19
68       7.02     6.13              6.54    5.91              5.43     5.25
69       7.26     6.32              6.71    6.07              5.48     5.32
70       7.52     6.53              6.87    6.23              5.52     5.37
71       7.80     6.75              7.04    6.40              5.55     5.43
72       8.09     6.99              7.22    6.58              5.59     5.48
73       8.41     7.26              7.39    6.76              5.62     5.52
74       8.75     7.54              7.57    6.95              5.64     5.56
75       9.12     7.85              7.75    7.14              5.66     5.60
76       9.51     8.18              7.92    7.34              5.68     5.63
77       9.92     8.54              8.09    7.54              5.70     5.66
78      10.37     8.94              8.26    7.74              5.71     5.68
79      10.85     9.36              8.42    7.94              5.72     5.70
80      11.37     9.82              8.57    8.13              5.73     5.71
81      11.92    10.32              8.71    8.32              5.74     5.72
82      12.50    10.87              8.85    8.50              5.74     5.73
83      13.12    11.46              8.97    8.67              5.75     5.74
84      13.78    12.09              9.09    8.83              5.75     5.74
85      14.47    12.78              9.20    8.97              5.75     5.75

               OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000


    (Monthly installments for ages not shown will be furnished upon request.)


                         Joint and Survivor Life Annuity


Age of
Male
Payee                               Age of Female Payee


          55       60       65       70      75       80       85
         ----     ----     ----     ----    ----     ----     ----
55       4.16     4.34     4.51     4.66    4.78     4.86     4.92
60       4.27     4.51     4.76     4.99    5.19     5.33     5.44
65       4.35     4.66     4.99     5.34    5.66     5.92     6.11
70       4.42     4.78     5.20     5.67    6.16     6.60     6.96
75       4.47     4.86     5.35     5.95    6.63     7.33     7.95
80       4.50     4.92     5.46     6.17    7.04     8.04     9.02
85       4.52     4.95     5.53     6.31    7.34     8.63    10.05



             OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000

                       Fixed Payment for Specified Period

Number     Mo.      Number   Mo.      Number    Mo.      Number    Mo.
of Yrs.    Payment  of Yrs.  Payment  of Yrs.   Payment  of Yrs.   Payment
3          29.19     10       9.83      17       6.47      24        5.09
4          22.27     11       9.09      18       6.20      25        4.96
5          18.12     12       8.46      19       5.97      26        4.84
6          15.35     13       7.94      20       5.75      27        4.73
7          13.38     14       7.49      21       5.56      28        4.63
8          11.90     15       7.10      22       5.39      29        4.53
9          10.75     16       6.76      23       5.24      30        4.45